Exhibit 4.5

NOTICE OF STOCK GRANT AWARD
NATURAL GROCERS BY VITAMIN COTTAGE, INC.
2012 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Natural Grocers by Vitamin Cottage, Inc. (the “Company”), pursuant to the provisions of the Company’s 2012 Omnibus Incentive Plan (as amended from time to time, the “Plan”), hereby grants to the Participant designated in this Notice of Stock Grant Award (the “Notice”), as of the grant date set forth below (the “Grant Date”), the number of shares of the Company’s common stock (the “Shares”) set forth below, subject to the terms, conditions and restrictions outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Grant Award (the Notice and the Terms and Conditions being referred to collectively as the “Agreement”). Each capitalized term used but not defined in this Agreement shall have the meaning set forth in the Plan.

Participant:
Grant Date:
Number of Shares:

Shares Fully Vested: The Shares will be fully vested as of the Grant Date.

Withholding: By rule of the Committee, the number of Shares issued to the Participant will be reduced by a number of Shares whose Fair Market Value (as defined in the Plan) is equal to the minimum amount sufficient to satisfy federal, state and local taxes (including employment taxes) required by law to be withheld with respect to such issuance, rounded down to the nearest whole share.

By signing below, the Participant: (i) agrees that this Stock Grant Award is granted under and governed by the terms and conditions of the Agreement and the Plan and (ii) acknowledges receipt of the Plan Prospectus, the Company’s Annual Report on Form 10-K for the year ended September 30, ______ and the Company’s Quarterly Report on Form 10-Q for the quarter ended ____________.

PARTICIPANT	NATURAL GROCERS BY VITAMIN COTTAGE, INC.

By:
Name:	Name:
Title:

TERMS AND CONDITIONS OF STOCK GRANT AWARD

These Terms and Conditions of Stock Grant Award relate to the Notice of Stock Grant Award attached hereto (the “Notice”, and collectively with these Terms and Conditions, the “Agreement”), by and between Natural Grocers by Vitamin Cottage, Inc. (the “Company”) and the Participant designated in the Notice.

The Committee has approved an award to the Participant under the Plan of the number of Shares set forth in the Notice, subject to the terms, conditions and restrictions set forth in the Agreement, and conditioned upon the Participant’s acceptance of the provisions set forth in the Agreement. For purposes of the Agreement, any reference to the Company shall include a reference to any Subsidiary or Affiliate of the Company.

1.     Grant of Shares.

(a)     As of the Grant Date set forth in the Notice, the Company grants to the Participant the number of Shares set forth in the Notice.

(b)     The Shares granted under this Agreement will be fully vested as of the Grant Date.

(c)     The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of the Participant under this Agreement shall be no greater than those of a general unsecured creditor of the Company.

(d)     Settlement of the Shares shall occur as soon as practicable after the Grant Date.

2.     Withholding. By rule of the Committee, the number of Shares issued to the Participant will be reduced by a number of Shares whose Fair Market Value (as defined in the Plan) is equal to the minimum amount sufficient to satisfy federal, state and local taxes (including employment taxes) required by law to be withheld with respect to such issuance, rounded down to the nearest whole share.

3.     Participant Representations. The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan, and the Participant’s decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this award.

4.     Regulatory Restrictions on the Shares. Notwithstanding any other provision of the Plan, the obligation of the Company to issue Shares in connection with this Award under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to this Agreement prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

5.     Miscellaneous.

(a)     Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b)     Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)     Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d)     Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(f)     Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

(g)     Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by written agreement of the parties hereto.

(h)     No Right to Continued Employment. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.

(i)     Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.

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